As filed with the Securities and Exchange Commission on November 29, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE GAP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	94-1697231
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Folsom Street, San Francisco, CA 94105

(Address of Principal Executive Offices) (Zip Code)

Gap Inc. Supplemental Deferred Compensation Plan

(Full Title of the Plan)

Lauri Shanahan, Esq.

The Gap, Inc.

Two Folsom Street

San Francisco, CA 94105

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (650) 952-4400

Copies to:

Nancy S. Gerrie

McDermott Will & Emery LLP

227 W. Monroe Street

Chicago, IL 60606-6936

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share*	Proposed maximum aggregate offering price	Amount of registration fee*
Deferred Compensation Obligations**	$40,000,000	100%	$40,000,000	$4,280

*	Estimated solely for the purpose of calculating the registration fee.
**	The Obligations are unsecured obligations of The Gap, Inc. to pay deferred compensation in the future in accordance with the terms of the Gap Inc. Supplemental Deferred Compensation Plan.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(i)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

(ii)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended April 30, 2005, and for the quarter ended July 30, 2005.

(iii)	The Registrant’s Current Reports on Form 8-K filed on February 3, February 24, March 3, March 4, March 16, March 24, March 31, April 7, April 15, April 19, April 21, May 5, May 11, May 11, May 19, June 2, July 7, July 20, August 4, August 18, September 1, September 28, October 6, November 3, November 8, and November 17, 2005 (other than the portions of these documents not deemed to be filed).

(iv)	The description of the Company’s common stock set forth in the Company’s Registration Statement on Form 8-B relating thereto, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment (that indicates all securities offered have been sold or deregisters all securities then remaining unsold), shall be deemed to be incorporated by reference in this registration statement (other than the portions of these documents not deemed to be filed) and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

The securities being registered represent obligations (the “Obligations”) of the Company to pay deferred compensation in the future in accordance with the terms of the Gap Inc. Supplemental Deferred Compensation Plan (the “Plan”). The Plan is effective January 1, 2006.

The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future according to the terms of the Plan from the general assets of the Company, or from a trust established for that purpose by the Company, and rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The amount of eligible compensation to be deferred by each participant is determined in accordance with the terms of the Plan based on elections by the participant. Additional amounts are credited annually to participants’ accounts in the form of a Company matching contribution of up to a specified percentage of employee participants’ eligible compensation deferred each year.

Contributions credited to a participant’s Plan account are credited or debited with notional investment gains and losses, appreciation and depreciation equal to the experience of selected investment funds offered under the Plan and elected by the participant. One of the investment funds offered under the Plan provides a return based on the experience of the Company’s Common Stock. The Company has reserved the right under the Plan to change the investment funds offered at any time, and participants’ elections to direct the investment of their accounts in the notional investment funds may, but are not required to, be followed under the terms of the Plan.

The Obligations are payable upon a participant’s termination of employment, death, or on a date or dates selected by the participant in accordance with the terms of the Plan, and are denominated and payable in the form of United States dollars. The Obligations generally are payable in the form of a lump sum distribution or in installments, at the election of the participant made in accordance with the terms of the Plan and subject to exceptions in the case of death or termination of employment prior to age 50.

Participants or, in the case of the participant’s death, their beneficiaries, may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the Plan. A participant may designate one or more beneficiaries to receive any portion of Obligations payable in the event of the participant’s death.

The Company also reserves the right to amend the Plan at any time, or to terminate the Plan in accordance with the restrictions under Section 409A of the Internal Revenue Code.

The Obligations are not convertible into any other security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations.

Item 5. Interests of Named Experts and Counsel

Inapplicable.

Item 6. Indemnification of Directors and Officers

The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “GCL”), as such law currently exists or may be amended so long as any such amendment authorizes action further eliminating or limiting the personal liabilities of directors, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under the Bylaws of the Company, each director and officer of the Company is entitled to indemnification to the fullest extent permitted by the laws of the State of Delaware against all expenses, liabilities and losses, judgments, fines and amounts paid in settlement incurred in connection with any pending, threatened or completed action, suit or proceeding in which he or she may be involved by reason of the fact that he or she is or was a director or officer of the

Company or serving at the request of the Company as director or officer of an entity affiliated with the Company, provided that the standards of conduct specified in the GCL have been satisfied. Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding (other than a derivative action) by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the corporation as an agent of another entity, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. In regard to a derivative action, indemnification may not be made in respect of any matter as to which an officer or director is adjudged to be liable unless the Delaware Court of Chancery, or the court in which such action was brought, shall determine that such person is fairly and reasonably entitled to indemnification.

The Company carries insurance policies indemnifying its directors and officers against liabilities arising form certain acts performed by them in their respective capacities as such. The policies also provide for reimbursement of the Company for any sums it may be required or permitted to pay pursuant to applicable law to its directors and officers by way of indemnification against liabilities incurred by them in their capacities as such.

Item 7. Exemption From Registration Claimed

Inapplicable.

Item 8. Exhibits

4.1	Gap Inc. Supplemental Deferred Compensation Plan.

4.2	Forms of Election Forms under Gap Inc. Supplemental Deferred Compensation Plan.

4.3	Amended and Restated Certificate of Incorporation of The Gap, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended January 30, 1993, Commission File No. 1-7562).

4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of The Gap, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended January 29, 2000, Commission File No. 1-7562).

4.5	Amended and Restated By-Laws of The Gap, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended July 30, 2004, Commission File No. 1-7562).

5.1	Opinion of McDermott Will & Emery LLP.

15.1	Letter re unaudited financial information.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of McDermott Will & Emery LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney of Directors.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 29th day of November, 2005.

THE GAP, INC.
(Registrant)

By	/s/ PAUL S. PRESSLER
Paul S. Pressler
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date
Principal Executive Officer:

/s/ PAUL S. PRESSLER	President and Chief Executive Officer	November 29, 2005
Paul S. Pressler

Principal Financial and Principal Accounting Officer:

/s/ BYRON H. POLLITT, JR.	Executive Vice President and Chief Financial Officer	November 29, 2005
Byron H. Pollitt, Jr.

Directors:

*	Director	November 29, 2005
Howard P. Behar

* Adrian D. P. Bellamy	Director	November 29, 2005

*	Director	November 29, 2005
Domenico De Sole

*	Director	November 29, 2005
Donald G. Fisher

*	Director	November 29, 2005
Doris F. Fisher

*	Director	November 29, 2005
Robert J. Fisher

*	Director	November 29, 2005
Penelope L. Hughes

*	Director	November 29, 2005
Bob L. Martin

*	Director	November 29, 2005
Jorge P. Montoya

*	Director	November 29, 2005
Paul S. Pressler

*	Director	November 29, 2005
James M. Schneider

* Mayo A. Shattuck III	Director	November 29, 2005

Margaret C. Whitman	Director

* By:	/s/ LAURI M. SHANAHAN
Lauri M. Shanahan
Attorney-in-Fact

A majority of the members of the Board of Directors.

EXHIBIT INDEX

4.1	Gap Inc. Supplemental Deferred Compensation Plan.

4.2	Forms of Election Forms under Gap Inc. Supplemental Deferred Compensation Plan.

4.3	Amended and Restated Certificate of Incorporation of The Gap, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended January 30, 1993, Commission File No. 1-7562).

4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of The Gap, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended January 29, 2000, Commission File No. 1-7562).

4.5	Amended and Restated By-Laws of The Gap, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended July 30, 2004, Commission File No. 1-7562).

5.1	Opinion of McDermott Will & Emery LLP.

15.1	Letter re unaudited financial information.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of McDermott Will & Emery LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney of Directors.